UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
September 15, 2005
DIRECT GENERAL CORPORATION
(Exact name of registrant as specified in its charter)

Tennessee	000-50360	62-1564496
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1281 Murfreesboro Road
Nashville, Tennessee	37217
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (615) 399-4700
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     Please see Item 2.03 below.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On September 15, 2005, Direct General Corporation (the “Company”) participated in a private placement of $40 million of initially fixed and then floating interest rate trust preferred securities (the “Trust Preferred Securities”), through a newly formed Delaware trust subsidiary, Direct General Statutory Trust I (the “Trust”). The Trust Preferred Securities were issued and sold in a private placement exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Act, and may not be reoffered or resold in the United States absent registration or another exemption from the registration requirements.
     The Trust Preferred Securities are redeemable at the Company’s option on any March 15, June 15, September 15 or December 15 on or after September 15, 2010. In addition, the Trust Preferred Securities require quarterly distributions by the Trust to the holder(s) of the Trust Preferred Securities at a rate of 7.915% until September 15, 2010, after which time the rate will automatically convert to a floating rate equal to the three-month London Interbank Offered Rates (the “LIBOR”) plus 3.4%, which rate thereafter will be reset quarterly until maturity. The Trust simultaneously issued $1,238,000 of the Trust’s common shares of beneficial interest to the Company.
     The Trust used the proceeds of the sale of the Trust Preferred Securities to purchase from the Company the aggregate principal amount of $41,238,000 of the Company’s initially fixed and then floating rate junior subordinated debentures (the “Debentures”). The Debentures were issued pursuant to an Indenture, dated September 15, 2005, between the Company and Wilmington Trust Company, as trustee. Like the Trust Preferred Securities, the Debentures bear interest at a fixed rate of 7.915% until September 15, 2010, after which date the rate will automatically convert to a floating rate equal to the three-month LIBOR plus 3.4%, which rate thereafter will be reset quarterly until maturity. The interest payments by the Company will be used to pay the quarterly distributions payable by the Trust to the holders of the Trust Preferred Securities. However, so long as no event of default, as described below, has occurred under the Debentures, the Company may, from time to time, defer interest payments on the Debentures (in which case the Trust will be entitled to defer distributions otherwise due on the Trust Preferred Securities) for up to twenty (20) consecutive quarters.
     The Debentures mature on September 15, 2035, but may be redeemed at the Company’s option at any time on any March 15, June 15, September 15 or December 15 on or after September 15, 2010, or at any time upon certain events, such as a change in the regulatory capital treatment of Debentures, the Trust being deemed to be an investment company or the occurrence of certain adverse tax events.
     Upon the occurrence of an event of default, the Debentures may be declared immediately due and payable at the election of (a) the Debenture trustee, (b) the holders of 25% of the aggregate principal amount of outstanding Debentures, or (c) the holders of not less than a majority in liquidation amount of the Trust Preferred Securities then outstanding. An event of default generally means: (1) default in the payment of any interest when due that continues unremedied for a period of thirty (30) days, except in the case of an election by the Company to defer payments of interest for up to twenty (20) consecutive quarters (which does not constitute an event of default); (2) a default in the payment of the principal amount of the Debentures at maturity; (3) a default in the Company’s performance, or breach, of any covenant or warranty in the Indenture which is not cured within sixty (60) days; (4) the institution of any bankruptcy or similar proceedings by or against the Company; (5) the appointment of a receiver to it or substantially all of its property in any liquidation, insolvency or similar proceeding with respect to it or substantially all of its property; or (6) the liquidation or winding up of the Trust, other than as contemplated in the Indenture.
     The Company intends to use the proceeds of the offering for various corporate purposes including, but not limited to, pursuit of the Company’s growth and operating strategy, stock repurchases, and/or other general corporate purposes.

Item 3.02	Unregistered Sales of Equity Securities.
     Please see Item 2.03 above.

Item 7.01	Regulation FD Disclosure.
     On September 15, 2005, we issued a press release announcing the sales of $40 million of trust preferred securities. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.

Item 9.01	Financial Statements and Exhibits.
(c)	Exhibits.

The following exhibit is filed herewith and made a part hereof:

Exhibit No.		Description

99	—	Press Release dated September 15, 2005

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: September 16, 2005

DIRECT GENERAL CORPORATION
By:	/s/ Ronald F. Wilson
Ronald F. Wilson
Secretary